INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-67885 on Form S-3 of Tera Computer Company of our report dated January 21, 1998, November 13, 1998 as to Note 13 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 13), appearing in the Amended Annual Report on Form 10-K/A of Tera Computer Company for the year ended December 31, 1997, and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 26, 1999